Exhibit 4.2.4
CNH Global N.V.
Equity Incentive Plan
Preamble
This amended and restated Equity Incentive Plan (“EIP”), effective as of July 21, 2006, will be submitted to ratification by the shareholders of CNH Global N.V. (the “Company”) at their first Annual General Meeting in 2007.
Under the EIP umbrella, the Corporate Governance and Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority to approve other specific stock-related plans (“Plans”), which abide by the same EIP principles and rules, and are tailored to reach specific Company objectives.
During its meeting of July 21, 2006, the Committee approved two new Plans; namely, the “Top Performance Plan” and the “Leadership Incentive Plan”, attached hereto.
Any further amendment to, and restatement of this EIP, as well as any of the Plans, will become effective subject only to the approval of the Committee.
1. Purpose of the EIP and the Plans
The purpose of the EIP and the Plans is to set forth principles and rules, which govern the grant of stock-related awards to top performers and key leaders of the Company, in order to foster a strong performance culture, to reward the best performers and to align management and shareholders’ interests in achieving the Company financial objectives.
The Company believes that the EIP and the Plans will also assist in attracting and retaining people of outstanding training, experience and ability and will also ultimately promote the long-term success of the Company.
2. Definitions
“Award” means a grant of Company Shares, Performance Share Units, or Options (in the form of Non-Qualified Stock Options) made to a Participant under Section 8.
“Award Agreement” means the agreement provided in connection with an Award under Section 12.
“Award Date” or “Grant Date” means the date that an Award is granted, as specified in an Award Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor legislation.
“Company Shares” means the Company’s common shares.
“Fair Market Value” on any date means the average of the highest and the lowest sale price of a Company Share on the Composite Tape for such date, as reported by the National Quotation Bureau Incorporated; or, if no sales of Company Shares are included on the Composite Tape for such date, the Fair Market Value as reported on said Composite Tape for the next preceding day on which sales of Company Shares are included.
“Non-Qualified Stock Option” means any Option that does not qualify within the meaning of Section 422 of the Code.
“Option” or “Stock Option” means any right to purchase Company Shares awarded pursuant to Section 8(A).
“Option Price” means the price of an Option as determined pursuant to Section 8(A)(ii).
“Parent” means Fiat S.p.A., the Company’s indirect majority shareholder.
“Parent Group” means the Parent and any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company.
“Participant” means an employee of, or any other individual providing services to, the Company or any of its subsidiaries, who has been selected by the Committee to receive an Award under the EIP or any of the Plans.
“Settlement Date” means the date or dates upon which Company Shares are to be delivered to the Participant and the Option Price to be paid.
“Vesting Date” means, as to the Options, the date at which the Option is exercised and the underlying Company Shares are purchased by the Participant at the Option Price; as to the Company Shares or the Performance Share Units, the date at which the Company Shares are actually transferred into the ownership of the Participant, subject to compliance with the Award conditions or attainment of the Company objectives established in the Award Agreement.
3. Term
The EIP and the Plans shall remain in effect until terminated in accordance with Section 13. After termination of the EIP, no further Awards may be granted, but outstanding Awards shall remain effective in accordance with their terms and the terms of the EIP and the Plans.

4. Plan Administration
A.	The Committee shall be responsible for administering the Plan.
(i)	Powers

The Committee shall have full and exclusive discretionary power to interpret the EIP and the Plans and to determine eligibility for benefits and to adopt such rules, regulations and guidelines for administering the EIP and the Plans as the Committee may deem necessary or proper. Such power shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including new terms and conditions for any equitable adjustment relating to any corporate reorganization pursuant to Section 7, converting Company Shares, Performance Share Units or Options to Parent securities (shares or options), and adopting modifications and amendments to the EIP, any of the Plans or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company or any of its subsidiaries operate; provided however that, subject to Section 7 and except as otherwise specifically provided in the Award Agreement, no such modification or amendment shall impair the rights of any Participant, without his consent, in any Award previously granted under the EIP or any of the Plans.

(ii)	Delegation

The Committee may allocate all or any portion of its powers to any one or more of its members and may delegate all or any part of its powers to any person or persons selected by it. To the extent that the Committee has allocated or delegated any portion of its powers, references herein to the Committee shall include, with respect to such powers, the person or persons to whom they have been allocated or delegated.
B.	The Committee may employ attorneys, consultants, accountants and other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the EIP, any of the Plans or Awards or Award Agreements, and all members of the Committee shall be fully protected by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.
5. Eligibility
Awards will be limited to persons who are Participants. In determining the persons to whom Awards shall be made, the Committee shall, in its discretion, take into account the nature of the person’s duties, past and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the EIP or any of the Plans. A director of the Company, who is not also a Participant, shall not be eligible to receive an Award. A person who has received an Award or Awards may receive an additional Award or Awards.
6. Company Shares Subject to the EIP or any of the Plans
A.	Subject to adjustment pursuant to Section 7, the maximum number of Company Shares that shall be available and reserved for issuance under the EIP or any of the Plans shall be ratified or approved each year by the Company shareholders at the Annual General Meeting (the “AGM”) or any Extraordinary General Meeting (the “EGM”) of the Company, to which the item will be submitted for ratification or approval, followed by the filing of the appropriate form with the SEC and listing agreement with the NYSE.

B.	Company Shares that may be issued under the EIP or any of the Plans may be either authorized and unissued shares, or issued shares that have been reacquired by the Company and are being held as treasury shares.
7. Corporate Reorganization and Equitable Adjustments
In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-up, rights offering, share combination, minority shareholders buy-out or going private transaction, change in control of the Company or any other change in the corporate structure of the Company affecting the Company Shares, their number, kind or price, and therefore any Award granted or to be granted under the EIP or any of the Plans, the Committee shall take any such equitable adjustment that it may deem appropriate, in its sole discretion, including, but not limited to, substitution with shares or options of the Parent and concerning any item of the Award or provision of the Award Agreement, in order to preserve the benefits already made available, or potential benefits to be made available, under the EIP or any of the Plans.

8. Awards
The Committee shall determine the type and amount of any Award (in Stock Options, Company Shares or Performance Share Units) to be granted to any Participant under the EIP or any of the Plans, and also in combination with, in replacement of, or as the payment form for, grants or rights under any other existing employee benefit or compensation plan of the Company.
A.	Stock Options
(i)	Grants

The Committee may grant any Participant one or more Options in the form of Non-Qualified Stock Options. Stock Options granted pursuant to the EIP or any of the Plans shall be subject to such additional terms, conditions, or restrictions as may be provided in the Award Agreement relating to any such grant.

(ii)	Option Price

The Option Price of a Stock Option shall be determined in the manner set forth by the Committee but shall normally be the Fair Market Value of a Common Share on the Award Date; provided that, to the extent set forth in a written offer of employment, the Option Price of a Stock Option may (as determined by the Committee in its sole discretion) be the Fair Market Value of a Common Share on such other date specified in the offer letter but not earlier than the date of offer.

(iii)	Manner of Payment of Option Price

The Option Price shall be paid in full at the Vesting Date or the time of the exercise of the Stock Option (except that, in the case of an exercise arrangement approved by the Committee in accordance with clause (c) below, payment may be made as soon as practicable after the exercise) and may be paid in any of the following methods or combinations thereof:
(a)	in United States dollars in cash, check, bank draft or money order payable to the order of the Company;

(b)	by the tendering, either by actual delivery or by attestation, of Common Shares acceptable to the Committee (but excluding any shares acquired from the Company unless such shares were acquired and vested more than six months prior to the date tendered under this clause (b)) having an aggregate Fair Market Value on the date of such exercise equal to the Option Price; or

(c)	in any other manner that the Committee shall approve, including without limitation, any arrangement that the Committee may establish to enable Participants to simultaneously exercise Stock Options and sell the shares of Common Shares acquired thereby and apply the proceeds to the payment of the Option Price therefor.
B.	Company Shares

The Committee may award Company Shares to any Participant. Awards of Company Shares may be unrestricted or may be subject to such restrictions and conditions as are established by the Committee and set forth in the Award Agreement, which may include, but are not limited to, continued service with the Company, achievement of specific business objectives, and other measurements of individual or business unit or Company performance.

C.	Performance Share Units

Performance Share Units shall be based on attainment, over a specified period, of individual performance levels, as assessed by the Committee or the Company, or of other targets that may include, but shall not be limited to, trading profit (or operating income after restructuring), trading cash flow, earnings per share, total shareholder return, return on shareholders’ equity, and cumulative return on net assets employed. Performance Share Units may be settled in Company Shares or cash or both.
9. Settlements
Settlement of Awards may be in the form of cash, Company Shares, other Awards, or in combinations thereof as the Committee shall determine, and with such other conditions or restrictions as it may impose.
10. Transferability
Except as otherwise provided by an Award Agreement, no Awards under the EIP or any of the Plans shall be assignable, alienable, saleable or otherwise transferable other than by Will or the laws of descent and distribution.
11. Transfer of Participant Within the Parent Group
In the event the Participant is transferred and becomes an employee of any other entity which is a member of the Parent Group, the Awards may be converted or adjusted in any manner that the Committee, in its sole discretion, may deem appropriate, including, without limitation, a conversion into shares or options of the Parent.

12. Award Agreements
Awards under the EIP or any of the Plans shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, which may include the term of an Award, the provisions applicable in the event the Participant’s employment terminates or the Participant is transferred to any other entity which is a member of the Parent Group, the provisions applicable in the event there is a change in the Company’s corporate structure or any other corporate reorganization pursuant to Section 7, and the Company’s or Committee’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award, subject to the terms of the EIP or any of the Plans.
13. Termination
The Committee may terminate the EIP or any of the Plans at any time provided, however, that no termination shall impair the rights of any Participant, without his or her consent, in any Award previously granted under the EIP or any of the Plans.
14. Tax Withholding
The Company shall have the right to: (i) make deductions from any settlement of an Award made under the EIP or any of the Plans, including the delivery or vesting of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any applicable federal, state or local taxes required by law; or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit Company Shares (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such Company Shares, as of the Settlement Date of the applicable Award.
15. Other Company Benefit and Compensation Programs
Unless otherwise specifically determined by the Committee, settlements of Awards received by a Participant under the EIP or any of the Plans shall not be deemed a part of the Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16. Unfunded Plan
Unless otherwise determined by the Committee, the EIP or any of the Plans shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. Neither the EIP nor any of the Plans shall establish a fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the EIP or any of the Plans, such right (unless otherwise determined by the Committee) shall be not greater than the right of an unsecured general creditor of the Company.
17. Future Rights
No person shall have any claim or right to be granted an Award under the EIP or any of the Plans, and no Participant shall have any right under the EIP or any of the Plans to be retained in the employment of the Company or any of its subsidiaries.
18. Governing Law
The validity, construction and effect of the EIP or any of the Plans, and any actions taken or relating to the EIP or any of the Plans, shall be determined in accordance with the laws of the State of Delaware, U.S.A.
19. Successors and Assigns
The EIP or any of the Plans shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
20. General Restrictions
A.	Notwithstanding any provision to the contrary, the Company shall have no liability to deliver any Award or make any other distribution of benefits under the EIP or any of the Plans unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the Company Shares involved in such Award are authorized for listing on the NYSE.

B.	To the extent that the EIP or any of the Plans provides for the issuance of Company Shares, the issuance will be effected on a non-certificated basis.

C.	Except as otherwise provided in any Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Company Shares.

D.	BY ACCEPTING ANY AWARD AGREEMENT UNDER THE EIP OR ANY OF THE PLANS, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE, U.S.A. IN RESPECT OF ANY MATTER THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 21. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.
21. Arbitration
Any and every dispute or difference arising under, or in relation to the EIP or any of the Plans, including any dispute or difference as to the validity, meaning or effect hereof, shall be finally settled by Arbitration in Wilmington, Delaware, under the Rules of the United States Federal Arbitration Act. The arbitration award shall be final and binding and shall deal with the question of the costs of arbitration and all matters relating thereto. The arbitrator is not empowered to award damages in excess of reasonable actual damages.